Exhibit 99.2

Media Inquiries:

Lauren Barbiero

W2O Group

646-564-2156

lbarbiero@w2ogroup.com

Investor Inquiries:

Jim Goff

AveXis, Inc.

650-862-4134

jgoff@avexis.com

AveXis Reports Data from Ongoing Phase 1 Trial of AVXS-101
in Spinal Muscular Atrophy Type 1

— Jerry Mendell, MD, Presented Data as of April 1, 2016 at the American Society of Gene & Cell Therapy 19th Annual Meeting —

— Company to Host Webcast Today at 4:30 p.m. Eastern Daylight Time —

Chicago, Ill., (May 6, 2016) — AveXis, Inc. (NASDAQ: AVXS), a clinical-stage gene therapy company developing novel treatments for patients suffering from rare and life-threatening neurological genetic diseases, today presented an interim analysis of data as of April 1, 2016 from the ongoing Phase 1 trial of AVXS-101 for the treatment of spinal muscular atrophy (SMA) Type 1. Jerry Mendell, MD, director of the Center for Gene Therapy at The Research Institute at Nationwide Children’s Hospital, presented the data at the 19th Annual Meeting of the American Society of Gene & Cell Therapy in Washington, D.C.

The data reported at the meeting show that AVXS-101 continues to demonstrate a favorable safety profile in patients studied, with no new treatment-related safety or tolerability concerns identified; all patients in both the low-dose and proposed therapeutic-dose cohorts remain without an “event,” defined as death or until a patient requires at least 16 hours per day of ventilation support for breathing for 14 consecutive days in the absence of an acute reversible illness, or perioperatively; and the mean motor function score continues to increase, with two patients having achieved motor function in a range considered to be normal.

Dr. Mendell said, “Given the rapid and devastating disease course of SMA Type 1, it is very encouraging to see that all patients in both dosing cohorts have remained event free, and all patients have demonstrated sustained improvements above baseline in motor function since receiving AVXS-101.  Additionally, new data presented today appear to indicate that AVXS-101 may have a positive impact on both the pulmonary and nutritional support of patients in the trial suffering from SMA Type 1, which may be impacting the overall survival benefit.”

The ongoing Phase 1 study is designed to evaluate safety and preliminary indications of efficacy of AVXS-101 in patients suffering from SMA Type 1. Data as of April 1, 2016 has shown:

•                  AVXS-101 appears to have a favorable safety profile and to be generally well tolerated in patients studied. There has been a total of 74 adverse events (AEs) reported, 22 of which were determined to be serious adverse events (SAEs). Two of the 22 were deemed treatment-related and, as previously reported, those SAEs were clinically asymptomatic liver enzyme elevations. Of the 52 non-serious AEs, 3 were treatment-related elevations in liver enzymes experienced by two patients. All elevated liver enzyme AEs and SAEs were resolved with prednisolone treatment. Other non-treatment-related AEs were expected and were associated with SMA.

•                  No patients in either dosing cohort have experienced an “event.” The median event-free age of all 15 patients was 14.9 months, and the median event-free age of patients in Cohort 1 was 25.7 months and in Cohort 2 was 11.7 months. The natural history of the disease indicates that 25 percent of untreated SMA Type 1 patients survive event-free at 13.6 months of age and that 8 percent survive event-free at 20 months of age1.

•                  Mean increases of 8.7 points and 19.2 points in CHOP-INTEND scores were observed in Cohort 1 and Cohort 2, respectively. Nine out of 12 patients (75 percent) and 7 out of 12 patients (58 percent) in Cohort 2 have achieved CHOP-INTEND scores of at least 40 points or 50 points, respectively. Two patients achieved the maximum score of 64. A score of 60 is considered normal. The Children’s Hospital of Philadelphia Infant Test of Neuromuscular Disorders (CHOP-INTEND) is a test developed to measure motor skills of patients with SMA Type 1.

•                  The natural history of SMA Type 1 indicates that bulbar weakness leads to impaired swallowing, malnutrition and growth failure. The median age to growth failure is 7 months of age2. The median age to nutritional support is 8 months of age (IQR 6-13 months)1. AVXS reported today that 7 of 7 (100%) of AVXS-101 patients that did not require feeding support before treatment continued without feeding support as of April 1, 2016 in the ongoing Phase 1 trial. Five patients had gastric feeding tube placement prior to gene therapy. One patient in Cohort 2 who had gastric feeding tube placement prior to gene transfer is also feeding orally.

•                  The natural history of SMA Type 1 indicates that bulbar muscle weakness, skeletal muscle weakness in the neck and intercostal muscle weakness lead to respiratory impairment, poor clearance of airway secretions, risk of aspiration and recurrent infections leading to death or permanent ventilation. The median age to permanent ventilation or death is 10.5 months (IQR 8.1-13.6 months), and by 13.6 months only 25 percent of SMA Type 1 patients are alive and free of permanent ventilation1. In the ongoing trial, 8 of 10 (80%) of AVXS-101 patients that did not use biphasic/bi-level ventilation (BiPAP) support before gene transfer continue without any ventilation support as of April 1, 2016 (the 2 exceptions being after severe illness/hospitalizations to assist recovery).

“We are encouraged by these interim results as we work diligently to bring AVXS -101 to patients who suffer from SMA Type 1, a devastating disease for which there are currently no FDA-approved therapies,” said Suku Nagendran, MD, Senior Vice President and Chief Medical Officer, AveXis. “We look forward to reviewing the ongoing data from this study over the coming year as we continue the development of AVXS-101.”

Webcast at 4:30 p.m. EDT

AveXis will host a live audio webcast of a conference call to discuss the interim Phase 1 trial data today at 4:30 p.m. EDT. Analysts and investors can participate in the conference call by dialing (877) 508-0547 for domestic callers and (615) 247-5963 for international callers, using the conference ID 95576133. The webcast can be accessed live on the Events and Presentations page in the Investors and Media section of the AveXis website, www.AveXis.com. The webcast will be archived on the company’s website for 30 days and will be available for telephonic replay for 14 days following the call by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International), conference ID 95576133.

Phase 1 Trial Design

The Phase 1 open-label, dose-escalation study is designed to evaluate safety and preliminary indications of efficacy of AVXS-101 in patients suffering from SMA Type 1. The primary outcome in the study is safety and tolerability. The secondary outcome measure is efficacy as defined by the time from birth to an “event,” with an event defined as death or until a patient requires at least 16 hours per day of required ventilation support for breathing for 14 consecutive days in the absence of an acute reversible illness or perioperatively. Exploratory outcome measures include motor function testing, measured by the Children’s Hospital of Philadelphia Infant Test of Neuromuscular Disorders (CHOP-INTEND), a test developed to measure motor skills of patients with SMA Type 1, and other motor milestone development surveys and tests.

The clinical protocol requires that each patient receive a one-time dosage of AVXS-101, by intravenous injection over a one-hour period. The patient remains at the clinical trial site for 48 hours after dosing for monitoring prior to discharge, and weekly follow-up evaluations are conducted for one month after dosing. After the first month, additional evaluations are conducted monthly for 23 months.

The trial has fully-enrolled with a total of 15 patients who met enrollment criteria of diagnosis of SMA Type 1 before six months of age, with two copies of the SMN2 backup gene, as determined by genetic testing. The trial includes two dosing cohorts:

•                  Cohort 1 (low dose) includes three patients dosed at (6.7 X1013 vg/kg), aged 5.9 to 7.2 months at time of dosing;

•                  Cohort 2 (proposed therapeutic dose) includes 12 patients dosed at (2.0 X1014 vg/kg), aged 0.9 to 7.9 months at time of dosing.

About SMA

SMA is a severe neuromuscular disease characterized by the loss of motor neurons leading to progressive muscle weakness and paralysis. SMA is caused by a genetic defect in the SMN1 gene that codes SMN, a protein necessary for survival of motor neurons. The incidence of SMA is approximately one in 10,000 live births.

The most severe form of SMA is Type 1, a lethal genetic disorder characterized by motor neuron loss and associated muscle deterioration, which results in mortality or the need for permanent ventilation support before the age of two for greater than 90 percent of patients. SMA Type 1 is the leading genetic cause of infant mortality.

About AVXS-101

AVXS-101 is a proprietary gene therapy candidate of a one-time, intravenous treatment for SMA Type 1 and is the only clinical-stage gene therapy in development for SMA. AVXS-101 is designed to address the monogenetic root cause of SMA and prevent further muscle degeneration by addressing the defective and/or loss of the primary SMN gene. AVXS-101 also targets motor neurons providing rapid onset of effect, and crosses the blood brain barrier allowing an intravenous (IV) dosing route and effective targeting of both central and systemic features.

About AveXis, Inc.

AveXis is a clinical-stage gene therapy company developing treatments for patients suffering from rare and life-threatening neurological genetic diseases. The company’s initial proprietary gene therapy candidate, AVXS-101, is in an ongoing Phase 1 clinical trial for the treatment of SMA Type 1. For additional information, please visit www.avexis.com.

1. Finkel, R. et al. Observational study of spinal muscular atrophy type I and implications for clinical trials. Neurology 83,810—817 (2014).

2. Sproule, D. et al. Age at Disease Onset Predicts Likelihood and Rapidity of Growth Failure Among Infants and Young Children with Spinal Muscular Atrophy Types 1 and 2. J Child Neurol 27, 845-851 (2012).

Forward-Looking Statements:

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, AveXis’ research, development and regulatory plans for AVXS-101, including the expected timing for reporting results from the ongoing Phase 1 clinical trial and the potential for AVXS-101 to positively impact the pulmonary and nutritional support of patients suffering from SMA Type 1. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, the scope, progress, expansion, and costs of developing and commercializing AveXis’ product candidates; regulatory developments in the United States and foreign countries, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of AveXis’ Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 18, 2016. In addition to the risks described above and in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect AveXis’ results. There can be no assurance that the actual results or developments anticipated by AveXis will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, AveXis. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. AveXis cautions investors not to rely too heavily on the forward-looking statements AveXis makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). AveXis undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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